Exhibit 4.4

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS SUBJECT TO THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED AUGUST 19, 2014 BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN (AS THE SAME MAY BE AMENDED FROM TOME TO TIME).

CONVERTIBLE PROMISSORY NOTE

$	Issue Date:

For value received, Thar Pharmaceuticals, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), promises to pay to                      (the “Holder”), unless this Note is earlier prepaid pursuant to Section 1.3 or earlier converted pursuant to Section 2, the principal sum of                      Dollars ($        ), together with any and all interest accrued but unpaid thereon. This Note is one of the series of Notes issued pursuant to that certain Note and Warrant Purchase Agreement dated as of August 19, 2014, by and among the Company and the Purchasers listed in Schedule A thereto (as the same may be amended from time to time, the “Agreement”). In addition to the terms and conditions of the Agreement, this Note is subject to the following terms and conditions.

1. Maturity.

1.1 Maturity Date. Unless earlier prepaid as provided in Section 1.3 or earlier converted as provided in Section 2, this Note will automatically mature and be due and payable on the earlier of (a) the fifth anniversary of the date of the Agreement (the “Maturity Date”) or (b) the occurrence of an Event of Default (as defined in Section 4).

1.2 Interest. Simple interest shall accrue on the unpaid principal amount at a rate of 2% per annum computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and any and all interest accrued thereon are paid (or converted, as provided in Section 2 hereof). Subject to Section 2, interest shall not be due and payable until the earliest of (a) the Maturity Date, or (b) the occurrence of an Event of Default.

1.3 Prepayment.

(a) The Company shall have the right at its option at any time and from time to time to prepay this Note, in whole or in part, without the prior consent of the Holder (“Prepayment Right”). In order to exercise the Prepayment Right the Company shall give written notice to the Holder (the “Prepayment Notice”) which shall set forth (a) the amount of principal being prepaid plus any and all interest accrued but unpaid thereon (the “Prepayment Amount”) and (b) the amount equal to 1.5 times the Prepayment Amount (the “Prepayment Premium”).

(b) Upon receipt of the Prepayment Notice the Holder shall have the right (the “Election Right”) to receive in cancellation of the Prepayment Amount either (i) the Prepayment Premium in cash or (ii) a number of shares of the Company’s Series A-1 Convertible Preferred Stock divided by $11.68 (subject to adjustment upon any stock split or stock combination of the Series A-1 Convertible Preferred Stock; provided that no such adjustments shall be made if the conversion ratio of the Series A-1 Convertible Preferred Stock already reflects such event) (the “Election Shares”). In order to exercise the Election Right, the Holder shall give written notice (“Election Notice”) to the Company no later than ten (10) days following its receipt of the Prepayment Notice (“Election Period”). The Election Notice shall set forth the form of consideration (either the Prepayment Premium in cash or the Election Shares but not a combination of both) that the Holder elects to receive in cancellation of the Prepayment Amount and shall surrender the original copy of this Note signed by the Holder and marked “Cancelled in Whole Pursuant to Section 1.3 of this Note” or “Cancelled in Part Pursuant to Section 1.3 of this Note”, as applicable. If the Company has not received the Election Notice within the Election Period, the Company may at any time thereafter specify the form of consideration (Prepayment Premium and/or Election Shares) in its sole discretion; provided that the form of consideration shall be the same form of consideration as is paid to any other holder of a note issued pursuant to the Agreement that has not timely returned an Election Notice. The Company shall pay the Prepayment Premium in cash or issue the Election Shares to the Holder, as the case may be, no later than ten (10) days following the expiration of the Election Period and, in the event that this Note is being prepaid in part, the Company shall deliver a new Note to the Holder in the principal amount of the unpaid principal sum.

(c) Upon prepayment of this Note or any portion thereof in accordance with this Section, all rights with respect to this Note (or the portion thereof which is prepaid) shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note (or the portion thereof which is prepaid) except its obligation to pay the Prepayment Premium in cash or issue the Election Shares to the Holder, as the case may be, pursuant to Section 1(b) above.

2. Conversion.

2.1 Automatic Conversion upon Qualified Financing. The entire unpaid principal amount of this Note, together with any interest accrued but unpaid thereon (such principal amount and interest, the “Outstanding Amount”), shall automatically be converted into shares of the Company’s capital stock (“Equity Securities”) issued and sold at the closing of a Qualified Financing that occurs on or prior to the Maturity Date. “Qualified Financing” means the sale of Equity Securities to one or more venture capital or other institutional, corporate or professional investors in one or a series of related capital raising transactions for the same securities that, when added to the Outstanding Amount of this Note and the outstanding amount of any other notes that are converted into Equity Securities in connection with such transaction or transactions, results in gross proceeds to the Company of at least $5,000,000. The number of shares of the Company’s Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Outstanding Amount by (ii) the Conversion Price. The “Conversion Price” shall be equal to the lesser of (i) price per share of the Equity Securities issued in the Qualified Financing and (ii) the per share amount equal to $40,000,000 divided by the number of shares of capital stock outstanding, on a fully-diluted basis, immediately prior to the Qualified Financing, in either case, rounded down to the nearest whole share. Upon such conversion, the Holder will execute such agreements as may be entered into by the investors in the Qualified Financing and such other agreements as may reasonably be requested by the Company.

2.2 Optional Conversion upon Non-Qualified Financing.

(a) If the Company proposes to issue Equity Securities in one or a series of related capital raising transactions that do not constitute a Qualified Financing (“Non-Qualified Financing”), it may, but shall not be required to, give the Holder written notice (a “Notice of Proposed Non-Qualified Financing”) of its intention, describing the Equity Securities proposed to be issued in such Non-Qualified Financing, the proposed issuance price thereof, the material terms upon which the Company proposes to issue such Equity Securities and the scheduled closing date. The Company will give the Holder such Notice of Proposed Non-Qualified Financing at least ten (10) days prior to the Company’s closing on such Non-Qualified Financing so that the Holder may convert all but not less than all of the Outstanding Amount into such Equity Securities simultaneously with the closing. The Holder may agree to shorten the time period for the notice requirement as reasonably requested by the Company. If the Company has not received written notice from the Holder on or before the fifth day prior to the closing on such Non-Qualified Financing confirming that Holder will convert this Note into shares of Equity Securities that are the subject of the Notice of Proposed Non-Qualified Financing, the Holder shall no longer be entitled to convert the Outstanding Amount into the Equity Securities that are the subject of the Notice of Proposed Non-Qualified Financing. The Company will give the Holder written notice (a “Confirmation of Issuance Notice”) reasonably promptly after the closing of such issuance of Equity Securities, setting forth all material terms and conditions of such Equity Securities. For the avoidance of doubt, if the Company does not give the Holder the Notice of Proposed Non-Qualified Financing, the Holder shall not be entitled to convert the Outstanding Amount into Equity Securities issued in such Non-Qualified Financing.

2.3 Change in Control prior to Qualified Financing.

(a) If the Company proposes to undergo a Change in Control prior to the Maturity Date and this Note has not then been converted into Equity Securities pursuant to Section 1.3, Section 2.1 or 2.2, it will give Holder written notice (a “Change in Control Notice”) of its intention not less than ten (10) days prior to the date of the proposed closing of such Change in Control. The Change in Control Notice will describe the material facts and terms of the Change in Control.

(b) Upon receipt of the Change in Control Notice the Holder shall have the right (the “Transaction Election Right”) to receive in cancellation of the Outstanding Amount either (i) an amount in cash equal to 1.5 times the Outstanding Amount (the “Change in Control Premium”) or (ii) a number of shares of the Company’s Series A-1 Convertible Preferred Stock determined by dividing the Outstanding Amount by $11.68 (subject to adjustment upon any stock split or stock combination of the Series A-1 Convertible Preferred Stock; provided that no such adjustments shall be made if the conversion ratio of the Series A-1 Convertible Preferred Stock already reflects such event) (the “Transaction Election Shares”). In order to exercise the Transaction Election Right, Holder shall give written notice (“Transaction Election Notice”) to the Company no later than five (5) days following its receipt of the Change in Control Notice (“Transaction Election Period”). The Transaction Election Notice shall set forth the form of consideration (the Change in Control Premium or the Transaction Election Shares) that the Holder elects to receive in cancellation of the Outstanding Amount. If the Company has not received the Transaction Election Notice within the Transaction Election Period, the Company may specify the form of consideration (Change in Control Premium and/or Transaction Election Shares) in its sole discretion; provided that the form of consideration shall be the same form of consideration as is paid to any other holder of a note issued pursuant to the Agreement that has not timely returned a Transaction Election Notice. The Company shall pay the Change in Control Premium in cash or issue the Transaction Election Shares to the Holder, as the case may be, at and subject to the closing of the Change in Control. If the Holder receives Transaction Election Shares pursuant to this Section 2.3(b), the Holder shall sell the Transaction Election Shares upon the terms of the Change in Control approved by the board of directors of the Company (subject to any required approval of the Company’s stockholders).

(c) For purposes of this Section 2.3, “Change in Control” means any consolidation or merger of the Company with or into any other corporation or other entity or person, in which the stockholders of the Company immediately prior to such consolidation or merger, do not hold at least a majority of the resulting or surviving corporation’s voting power immediately after such consolidation or merger, or the sale, lease, or other disposition of all or substantially all of the assets of the Company. For the avoidance of doubt, a Change in Control does not include any merger or consolidation that is effected solely to reincorporate the Company in any other jurisdiction. “Change in Control” shall not include any transaction that would meet the definition of “Change in Control” herein if such transaction occurs in connection with a Trading Event (defined below).

2.4 Trading Event Conversion.

(a) In the event (“Trading Event”) that shares of any class or series of the Company’s capital stock are listed for trading on a recognized national securities exchange or are traded in a market place designated by OTC Markets Group Inc. or quoted in another alternative trading system, in each case whether inside or outside of the United States (“Publicly Traded Stock”), or are converted into or exchanged for shares of Publicly Traded Stock, then immediately prior to such listing or conversion, as applicable, the Outstanding Amount shall automatically be converted into shares of the Publicly Traded Stock. The number of shares of Publicly Traded Stock to be issued upon such conversion shall be determined as follows:

A	=	B × C

A	=	the number of shares of Publicly Traded Stock to be issued upon conversion of the Note

B	=	the quotient that is obtained by dividing the Outstanding Amount by $11.68 (subject to adjustment upon any stock split or stock combination of the Series A-1 Convertible Preferred Stock; provided that no such adjustments shall be made if the conversion ratio of the Series A-1 Convertible Preferred Stock already reflects such event)

C	=	the ratio at which a share of the Company’s Series A-1 Convertible Preferred Stock outstanding immediately prior to such Trading Event is converted into shares of Publicly Traded Stock or, if the shares of the Company’s Series A-1 Convertible Preferred Stock have been converted into common stock or other securities prior to such Trading Event, the ratio at which the share(s) of common stock or other securities received upon conversion of a share of Series A-1 Convertible Preferred Stock are converted into shares of Publicly Traded Stock.

(b) “Successor” means any company or entity, whether incorporated or organized inside or outside of the United States, (i) into which the Company is merged, (ii) which is the resulting company from a combination of the Company and another company or entity, or (iii) that issues Publicly Traded Stock to the stockholders of the Company in exchange for their equity interests in the Company or to the Company in exchange for all or substantially all of the assets of the Company, in each case that has been approved by the Company’s Board of Directors and the holders of not less than a majority of the Company’s outstanding capital stock on an-as converted to common stock basis (in addition to any other vote that may be required by applicable law or pursuant to any agreement among the stockholders of the Company).

(c) If the Company proposes to consummate a Trading Event prior to the Maturity Date and this Note has not then been converted into Equity Securities pursuant to Section 1.3, 2.1 or 2.2, it will give Holder written notice (a “Trading Event Notice”) of its intention not less than ten (10) days prior to the date of the proposed closing of such Trading Event. The Trading Event Notice will describe the material facts and terms of the Trading Event.

(d) Upon and in connection with the conversion of the Note pursuant to this Section 2.4, the Holder will take such actions and execute such agreements as may reasonably be requested by the Company.

2.5 Mechanics and Effect of Conversion.

(a) No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the portion of the Outstanding Amount that would otherwise be converted into such fractional share.

(b) Holder shall surrender this Note, duly endorsed, to the Company as soon as practicable prior to the closing of the Qualified Financing, the Non-Qualified Financing, the Change in Control or the Trading Event, as the case may be, and the Note shall thereupon be canceled. Subject to and at the closing and at its expense, against delivery of the Note, the Company will issue and deliver to Holder, a certificate or certificates or book-entry shares representing the number of shares of Equity Securities or Publicly Traded Stock (together with a check payable to the Holder for any cash amounts in lieu of fractional shares as described in clause (a) above) to which the Holder is entitled pursuant to this Section 2 or will pay to the Holder the Change in Control Premium, as applicable.

2.6 Termination of Rights. Upon conversion of this Note or payment of the Change in Control Premium in accordance with this Section, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from all of its obligations and liabilities under this Note except its obligations pursuant to Section 2.5.

3. Payment. Except as set forth herein, all payments shall be made in lawful money of the United States of America at the principal offices of the Company. Payment shall be credited first to any accrued interest then due and payable and the remainder applied to principal.

4. Events of Default. The entire unpaid principal sum of this Note, together with any and all interest accrued but unpaid thereon, shall become immediately due and payable upon the occurrence of an Event of Default. An Event of Default shall be deemed to have occurred if:

(a) the Company shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (ii) be unable, or admit in writing its inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (vi) take corporate action for the purpose of effecting any of the foregoing, or (vii) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code;

(b) an order, judgment or decree shall be entered, without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking reorganization of the Company or appointing a receiver, trustee or liquidator of the Company or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 30 consecutive days; or

(c) the Company shall fail to pay as and when due any principal or interest hereunder and such nonpayment shall continue uncured for a period of five business days after written notice by the Holder thereof.

5. Transfer; Successors and Assigns. The Holder may not sell, assign, pledge, dispose of or otherwise transfer this Note without the prior written consent of the Company other than to affiliates of the Holder who are “accredited investors” and, if the Holder is an individual investor, for bona fide estate planning purposes. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name, of, the transferee. Interest and principal are payable only to the registered holder of this Note. The terms and conditions of this Note shall inure to the benefit of and binding upon the respective successors and permitted assigns of the parties.

6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

7. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Note Purchase Agreement.

8. Amendments and Waivers. Subject to Section 11(f)(i) of the Agreement, this Note and any term hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought. No waivers of any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

10. Pari Passu. The Notes issued under the Agreement rank equally and ratably without priority over one another. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then outstanding unpaid principal amount of such other Notes as the payment made hereon bears to the then outstanding unpaid principal amount of this Note. This Section 10 shall not limit the Company’s right to prepay the Note in accordance with the election made by the Holder pursuant to Section 2.1.

11. Headings. The headings in this Note are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

12. Benefits of this Note. Nothing in this Note shall be construed to give any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Note and this Note shall be for the sole and exclusive benefit of the Company and the Holder and any other permitted holder or holders of the Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its authorized officer, as of the date first above written.

THAR PHARMACEUTICALS, INC.

By:
Raymond K. Houck
President and Chief Executive Officer

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